EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1)	SanDisk Limited, a Japanese company
2)	SanDisk Israel (Tefen) Ltd., an Israeli company
3)	SanDisk Hong Kong Limited, a Hong Kong company
4)	SanDisk (Cayman) Limited, a Cayman Islands company
5)	SanDisk Secure Content Solutions, Inc., a Delaware corporation
6)	SanDisk Equipment Ltd., a Japanese company
7)	SanDisk Manufacturing, a Republic of Ireland company
8)	SanDisk International Limited, a Republic of Ireland company
9)	SanDisk India Device Design Centre, Ltd., an Indian company
10)	SanDisk (Ireland) Limited, a Republic of Ireland company
11)	SanDisk Taiwan Limited, a Taiwanese company
12)	SanDisk Semiconductor (Shanghai) Co. Ltd., a Peoples Republic of China company
13)	SanDisk 3D LLC, a Delaware company
14)	SanDisk IL Ltd. (formerly msystems Ltd.), an Israeli company
15)	M-Systems, Inc, a New York company
16)	M-Systems Finance Inc., a Cayman Islands company
17)	M-Systems (Cayman) Limited, a Cayman Islands company
18)	P.P.S. von Koppen Pensioen B.V., a Netherlands company
19)	M-Systems B.V., a Netherlands company
20)	M-Systems Asia Ltd., a Taiwanese company
21)	M. Systems Flash Disk Pioneers Espana S.L.U., a Spanish company
22)	Microelectronica Espanola S.A.U., a Spanish company
23)	SanDisk Bermuda Limited, a Republic of Bermuda company
24)	SanDisk Bermuda Unlimited, a Republic of Bermuda company
25)	SanDisk China Ltd., a Republic of Ireland company